Exhibit 10.24

AMENDMENT NUMBER 1 TO
LOAN AND SECURITY AGREEMENT

This Amendment Number 1 to Loan and Security Agreement dated as of February 14, 2019, among U.S. BANK NATIONAL ASSOCIATION (“Bank”) and SHIFT TECHNOLOGIES, INC., a Delaware corporation (“STI”) and SHIFT OPERATIONS LLC, a Delaware limited liability company (“SOL”), as co-obligors and co-borrowers and not as accommodation parties (unless otherwise specified herein, STI and SOL are each individually a “Borrower” and collectively the “Borrowers”) (this “Amendment”) amends the Loan and Security Agreement among Borrowers and Bank dated as of October 11, 2018 (the “Loan Agreement”).

In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrowers and Bank hereby agree as follows:

1.	Definitions.

(a)	Capitalized terms not otherwise defined in this Amendment shall have the meanings given such terms in the Loan Agreement.

(b)	The following defined terms are hereby added to Article 1 of the Loan Agreement in proper alphabetical order as follows:

“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“Subsidiary” and “Subsidiaries” means, separately and collectively as the context requires, each and all entities in which a Borrower owns, directly or indirectly, at least a 50% equity interest.

2.	Amendments.

(a)	Section 2.3(b) (Flooring Line of Credit: Purpose of Advances) of the Loan Agreement is deleted and replaced with the following:

(b)	No Advance to finance Used Vehicles shall exceed an amount equal to: (A) for Used Vehicles purchased at an auction 100% of a Borrower’s actual documented acquisition cost; or (B) for other Used Vehicles, 100% of the wholesale value of such Used Vehicles, as determined by Bank with reference to an acceptable Valuation Guide.

(b)	Section 2.11 (Flooring Line of Credit: PR Account Advances) of the Loan Agreement is deleted and replaced with the following:

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2.11 Commercial Sweep Amount. In addition to any payments otherwise required by this Agreement, a Borrower may reduce the principal balance outstanding under this Agreement by means of a commercial sweep subject to the following provisions:

(a) The commercial sweep, the deposit account in which the commercial sweep occurs and the entire commercial sweep process are governed by the relevant terms of a treasury management services agreement with Bank (the “TMS Agreement”), except as expressly provided in this Section 2.11.

(b) The aggregate amount transferred pursuant to a commercial sweep (the “Commercial Sweep Amount”) may not exceed 50% of such Borrower’s aggregate outstanding Related Principal Portion for Used Vehicles, calculated on a daily basis.

(c) If the aggregate Commercial Sweep Amount exceeds the maximum amount permitted hereunder, Bank is authorized to transfer the amount of any such excess to the deposit account in which the commercial sweep occurs.

(c)	Section 2.12 (Flooring Line of Credit: Capital Adequacy; Yield Protection) of the Loan Agreement is deleted and replaced with the following:

2.12 Capital Adequacy; Yield Protection. If there shall occur any Change in Law which shall have the effect of imposing on Bank (or Bank’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Bank or other-conditions affecting the extensions of credit under this Agreement; then each Borrower shall pay to Bank such additional amount as Bank deems necessary to compensate Bank for any increased cost to Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Bank’s capital and/or Bank’s revenue attributable to such extension(s) of credit. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued. Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 10 days of demand and, if recurring, as otherwise billed by Bank. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation.

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(d)	Section 5.11(b) (Warranties and Covenants: Financial Statements and Reporting) of the Loan Agreement is deleted and replaced with the following:

(b)	[Reserved].

(e)	Section 5.13 (Warranties and Covenants: Financial Covenant) of the Loan Agreement is deleted and replaced with the following:

5.13 Financial Covenant. As of the last day of each calendar month during the term of this Agreement (each a “Determination Date”), Borrowers’ Liquidity as of such Determination Date shall equal or exceed four (4) times the Three-Month Cash Burn Amount as of such date.

As used herein:

“Liquidity” means, as of any Determination Date, an amount equal to the sum of (i) cash that would appear on Borrowers’ consolidated balance sheet as unrestricted on such date plus (ii) the aggregate principal amount of loans that Borrowers could duly borrow and incur on such date and that, under the terms of the loan agreement for such loans, Borrowers may use for any general corporate or general working capital purpose (as opposed to loans that, under the terms of the loan agreement for such loans, Borrowers must use for a specific purpose), including, without limitation, loans under the Lithia Loan Agreement to the extent the conditions for drawing such loans have been satisfied.

“Three-Month Cash Burn Amount” means, as of any Determination Date, an amount equal to the decrease, if any, in the amount of cash and cash equivalents held by Borrowers and their Subsidiaries on such day as compared to the amount of cash and cash equivalents held by Borrowers and their Subsidiaries as of the last day of the month three months prior thereto.

(f)	Section 5.31 (Warranties and Covenants: Landlord Consents) of the Loan Agreement is deleted and replaced with the following:

5.31 Landlord Consents. On or before February 28, 2019, each Borrower shall use commercially reasonable efforts to obtain and deliver to Bank an agreement, release and consent to the security interest of Bank in the Collateral, substantially in the form of Exhibit B attached hereto and incorporated herein by reference (each a “Landlord Consent”) from each owner or landlord of any real property leased by such Borrower as lessee.

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(g)	Section 5.33 (Warranties and Covenants: Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws; PATRIOT Act) of the Loan Agreement is deleted and replaced with the following:

5.33 Anti-Corruption Laws; Sanctions. Each Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of each Borrower, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. Each Borrower has implemented and maintains in effect for itself and its Subsidiaries policies and procedures to ensure compliance by Borrower, its Subsidiaries, and their respective officers, employees, directors, and agents with Anti-Corruption Laws and applicable Sanctions. No Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of any Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (i) the target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently Crimea, Cuba, Iran, North Korea and Syria). No Borrower will request any Advance, and will not use, and each Borrower will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance in fu1therance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws. No Borrower will, directly or indirectly, use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise). No Borrower will use or allow any tenants or subtenants to use, or permit any Subsidiary to use or allow any tenants or subtenants to use, its prope1ty for any business activity that violates any federal or state law or that supports a business that violates any federal or state law. Each Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Bank to assist Bank in maintaining compliance with anti-money laundering laws and regulations.

(h)	The following is hereby added to the Loan Agreement as Section 5.34 (Warranties and Covenants: Divisions) thereof:

5.34 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

3.	Effectiveness. The effectiveness of this Amendment is subject to execution by all parties to the Loan Agreement and satisfaction by Borrowers of such other requirements as Bank may require.

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4.	Representations and Warranties. Each Borrower and by signing below, Guarantor, reaffirms the representations and warranties made by such Borrower and Guarantor, respectively, in each of the Loan Documents and agrees that (a) each of such representations and warranties are true and correct as though made on the date hereof, except for changes that are permitted by the terms of such Loan Document; (b) except as amended hereby or otherwise amended in writing signed by all parties thereto, the Loan Agreement and the other Loan Documents remain unmodified and in full force and effect in accordance with their terms and (c) neither Borrowers nor any other Loan Party has any defenses, setoffs, counterclaims or claims against the Bank related to any of the Loan Documents or any of the indebtedness or obligations related thereto.

5.	Miscellaneous.

(a) Counterparts. This Amendment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.

(b) Copies. The Loan Agreement, together with all amendments thereto from time to time, is a “transferable record” as defined in applicable law relating to electronic transactions. Therefore, Bank may, on behalf of Borrowers, create a microfilm or optical disk or other electronic image of the Loan Agreement (and all amendments thereto including, without limitation, this Amendment) that is an authoritative copy of the Loan Agreement as defined in such law. Bank may store the authoritative copy of the Loan Agreement in its electronic form and then destroy the paper original as part of Bank’s normal business practices. Bank, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

(c) References. Any and all references to the Loan Agreement in any instrument or document are hereby amended to refer to the Loan Agreement as amended by this Amendment.

(d) Expenses. Each Borrower agrees to reimburse Bank upon demand for all attorneys’ fees of in-house and outside counsel and all other costs, fees and out-of-pocket expenses incurred by Bank in connection with the preparation, negotiation, execution, and delivery of this Amendment and any other document required to be furnished herewith and in enforcing each Borrower’s obligations hereunder.

6.	Entire Agreement; Modification. This Amendment constitutes the entire understanding and agreement of the parties as to the matters set forth herein. No modification or amendment to any of the Loan Documents shall be effective unless in writing signed by the party or parties sought to be charged or bound by such modification or amendment.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US CONCERNING ANY LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

Signature page follows.

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SHIFT TECHNOLOGIES, INC.		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Irakly George Arison Areshidze	By:	/s/ Gilmore Hector
Name:	Irakly George Arison Areshidze	Name:	Gilmore Hector
Title:	Co-Chief Executive Officer	Title:	Vice President

SHIFT OPERATIONS LLC

By: Shift Technologies, Inc., Managing Member

By:	/s/ Irakly George Arison Areshidze
Name:	Irakly George Arison Areshidze
Title:	Co-Chief Executive Officer

ACKNOWLEDGEMENT AND CONSENT OF GUARANTOR

Guarantor hereby acknowledges, consents, and agrees to all terms and conditions of the foregoing Amendment.

LITHIA MOTORS, INC.

By	/s/ John F. North, III
Name:	John F. North, III
Title:	Senior Vice President and Chief Financial Officer

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